Exhibit 10.42
Addendum IX
to
Sprint PCS Management Agreement

Dated as of April 14, 2009

Manager:               SHENANDOAH PERSONAL COMMUNICATIONS COMPANY

Service Area BTAs:	Altoona, PA #12
Hagerstown, MD-Chambersburg, PA-Martinsburg, WV #179
Harrisburg, PA #181
Harrisonburg, VA #183
Washington, DC (Jefferson County, WV only) #471
Winchester, VA #479
York-Hanover, PA #483

This Addendum IX (this "Addendum") contains amendments to the Sprint PCS Management Agreement, dated November 5, 1999, between Sprint Spectrum L.P., WirelessCo, L.P., APC PCS, LLC, PhillieCo, L.P., Sprint Communications Company L.P. and Shenandoah Personal Communications Company (the "Management Agreement.) The Management Agreement was amended by:

(1)	Addendum I dated as of November 5,1999,

(2)	Addendum II dated as of August 31, 2000,

(3)	Addendum III dated as of September 26, 2001,

(4)	Addendum IV dated as of May 22, 2003,

(5)	Addendum V dated as of January 30, 2004,

(6)	Addendum VI dated as of May 24, 2004,

(7)	Addendum VII dated as of March 13, 2007, and

(8)	Addendum VIII dated as of September 28, 2007.

The terms and provisions of this Addendum control over any conflicting terms and provisions contained in the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions. The Management Agreement, the Services Agreement, the Trademark License Agreements, the Schedule of Definitions and all prior addenda continue in full force and effect, except for the express modifications made in this Addendum. This Addendum does not change the effective date of any prior amendment made to the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions through previously executed addenda.

Capitalized terms used and not otherwise defined in this Addendum have the meaning ascribed to them in the Schedule of Definitions or in prior addenda. Section and Exhibit references are to sections and Exhibits of the Management Agreement unless otherwise noted.

This Addendum is effective on January 1, 2009 (the "Effective Date").

On the Effective Date, the Management Agreement, the Schedule of Definitions and the Services Agreement are amended as follows:

1.             Sprint PCS has built a cell site in the Service Area near Shepherdstown, West Virginia. Sprint PCS and Manager want to delete the area around that cell site from the Service Area. As of the Effective Date, the narrative description and the coverage maps attached to this Addendum as Exhibit 2.1 supersede the narrative description and coverage maps of Exhibit 2.1 attached to Addendum III of the Management Agreement and supplemented on July 17th, 2002 by a supplemental Build-out Plan Description and a new Build-out Plan Map. The table portion of Exhibit 2.1 attached to Addendum III of the Management Agreement is not being updated.

2.             The following paragraphs are added as the second and third paragraphs of Section 3.1 of the Management Agreement:

EVDO Products and Services and Q-Chat Products and Services have not been designated as a Sprint PCS Products and Services since Sprint PCS has not at this time required that Manager and the Other Managers provide such services. Sprint PCS reserves the right to designate EVDO Products and Services and Q-Chat Products and Services as Sprint PCS Products and Services. Manager may elect to provide EVDO Products and Services in portions of the Service Area and, after Sprint PCS launches Q-Chat Products and Services, Manager may also elect to provide Q-Chat Products and Services in portions of the Service Area on the terms contained in this and the next two paragraphs.

Attached is Schedule 3.1, Optional Table A, which describes certain EVDO Products and Services and Schedule 3.1 Optional Table B, which describes certain Q-Chat Products and Services. If Manager elects to provide EVDO Products and Service in a portion of the Service Area, Manager must provide all the products and services listed in Optional Table A of Schedule 3.1 in that portion of the Service Area. If Manager elects to provide Q Chat Products and Services in any portion of the Service Area, Manager must also provide EVDO Products and Service in such portion of the Service Area and must provide all the products and services listed on both Optional Tables A and B of Schedule Exhibit 3.1. Any products and services listed in Optional Tables A or B of Schedule 3.1 that Manager is obligated to provide will be treated as if they were Sprint PCS Products and Services so long as Manager is obligated to provide such products and services. Sprint PCS may revise Optional Tables A and B of Schedule 3.1 in the same manner as the Sprint PCS Products and Services listed on Exhibit 3.1 may be revised. Manager's sale of EVDO Products and Services and Q-Chat Products and Services must comply with any Program Requirements that Sprint PCS may adopt relating to such products and services and Manager must offer and support all Sprint PCS pricing plans adopted by Sprint PCS for such services, as provided in Section 4.4 of this Management Agreement.

Manager may not utilize any confidential iDEN subscriber information of Sprint PCS in connection with the sale of Q-Chat Products and Services and may not engage in any direct marketing campaigns that are designed specifically to induce those customers that purchased iDEN Products and Services from Related Parties of Sprint PCS to switch to Q-Chat Products and Services. Sprint PCS may elect to brand and market the Q-Chat Products and Service as Nextel Direct Connect or under any other brand selected by Sprint PCS, and Manager shall have the right to use the Nextel Direct Connect brand or such other brand as Sprint PCS selects in connection with such service. If Manager elects to sell Q-Chat Products and Services, the Trademark License Agreements will be amended to permit Manager to use the applicable Licensed Marks.

Section 2.3(d)(i) of the Management Agreement is deleted in its entirety and replaced with the following:

(i) Sprint PCS may cause Sprint PCS Products and Services to be sold in the Service Area through the Sprint PCS National Accounts Program Requirement and the Sprint PCS National or Regional Distribution Program Requirements and may allow its distributors of iDEN Products and iDEN Services in the Service Area to sell Sprint PCS Products and Services and, if applicable, EVDO Products and Services and Q-Chat Products and Services to customers that previously purchased iDEN Products and/or iDEN Services.

3.             Section 10.2.7 of the Management Agreement is deleted in its entirety and replaced with the following:

Manager will pay the PowerSource Fee for each PowerSource Phone that is activated during any month in a CSA assigned to the Service Area, regardless of when the PowerSource Phone is subsequently deactivated (including, specifically, but not limited to any deactivation arising from an early termination or return of a phone by a customer or fraudulent sales of PowerSource Phones); provided that Manager will not pay the Power Source Fee for a PowerSource Phone that is activated as a replacement for a PowerSource Phone that is damaged or defective.   The PowerSource Fee will not be reduced by any Allocated Write Off. Sprint PCS may credit the amounts due to Manager under this Section 10 for any month by the amount of the PowerSource Fee due to Sprint PCS or a Related Party for that month.

4.             Section 3.2.2(a) of the Services Agreement is deleted in its entirety and replaced with the following:

(a)           At any time prior to June 30, 2010, if any party believes in good faith that the Net Service Fee necessary to (i) permit Sprint PCS to recover its reasonable costs for providing the Services to Manager and, if applicable, the Other Managers; (ii) reflect changes in wholesale usage, roaming patterns and travel patterns in accordance with Section 3.2.2(m); (iii) permit Shentel to recover its reasonable costs of providing tier 1 and tier 2 customer care for IDEN Products and Services pursuant to the Distribution Agreement and (iv) permit Sprint PCS to recover the costs of commissions and subsidies paid to distributors of iDEN Products and Services located in the Service Area that sell Sprint PCS Products and Services, and, if applicable, EVDO Products and Services and Q-Chat Products and Services to customers assigned to Manager's CSA (an "Appropriate Net Service Fee") is more than two (2) full percentage points higher or lower than the Net Service Fee then in effect, then such party may initiate a review of the Net Service Fee by delivering written notice (a "Review Notice" and the date upon which such Review Notice is delivered, the "Review Notice Date") to the other party, including its proposed Appropriate Net Service Fee. With respect to any Review Notice delivered by Sprint PCS, Sprint PCS shall include with such delivery copies of excerpts of such books, records and supporting documentation as may be reasonably necessary or appropriate for Manager to verify such calculation of the Appropriate Net Service Fee. For purposes of illustration, in order to initiate a Review Notice during 2007, Sprint PCS must believe in good faith that the Appropriate Net Service Fee is greater than 10.8%, and in order to initiate a Review Notice during 2007, Manager must believe in good faith that the Appropriate Net Service Fee is less than 6.8%.

5.             The Schedule of Definitions is revised to include the following:

"EVDO Products and Services" means all types of categories of wireless products and services that are enabled by installation of software release EVDO Rev A Release 4 that are designated for sale by Sprint PCS, excluding, however, Q-Chat Products and Services.

"Q-Chat Products and Services" means all types of categories of wireless products and services that are enabled by installation of software release EVDO Rev A Release 5 that are designated for sale by Sprint PCS.

6.             Manager and Sprint PCS' Representations. Manager and Sprint PCS each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party. Each of Manager and Sprint PCS also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party's right or obligation to consummate the transactions contemplated by this Addendum.

7.             Counterparts. This Addendum may be executed in one or more counterparts, including facsimile counterparts, and each executed counterpart will have the same force and effect as an original instrument as if the parties to the aggregate counterparts had signed the same instrument.

The parties have caused this Addendum IX to be executed as of the date first above written.

SPRINT SPECTRUM L.P.

By:	/s/ Rob Bryant
	Name:	Rob Bryant
	Title:	VP-Operations

WIRELESSCO, L.P.

By:	/s/ Rob Bryant
	Name:	Rob Bryant
	Title:	VP-Operations

APC PCS, LLC

By:	/s/ Rob Bryant
	Name:	Rob Bryant
	Title:	VP-Operations

PHILLIECO, L.P.

By:	/s/ Rob Bryant
	Name:	Rob Bryant
	Title:	VP-Operations

SPRINT COMMUNICATIONS COMPANY L.P.

By:	/s/ Rob Bryant
	Name:	Rob Bryant
	Title:	VP-Operations

SHENANDOAH PERSONAL COMMUNICATIONS COMPANY

By:	ILLEGIBLE
Name:
Title: